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                                                             EXHIBIT NO. 99.8(h)

            ADDENDUM TO MASTER 529 ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO MASTER 529 ADMINISTRATIVE SERVICES AGREEMENT dated this 16th day of October, 2002 (the "Addendum"), by and among MFS Fund Distributors, Inc., a Delaware corporation (the "Administrator"), and each of the funds (or trusts acting on behalf of their series) identified from time to time on EXHIBIT A to the Agreement. Defined terms used in this Addendum have the same meanings as defined in the Agreement.

                                   WITNESSETH:

WHEREAS, the Administrator serves as program manager to the Educational Trust established by the State of Oregon under the Program Management Agreement, pursuant to which the Administrator provides various Administration Services;

WHEREAS, in recognition of rendering the Administration Services, the Funds pay the Administrator the Administration Fee based on the Funds' Class 529A, 529B and 529C shares purchased through the Program;

WHEREAS, from time to time, the Funds have the opportunity to offer their 529 share classes to other qualified tuition programs pursuant to Section 529 of the Internal Revenue Code (the "Other Programs") for which a third party other than the Administrator provides the Administrative Services (the "Other Administrator");

WHEREAS, the Other Administrator may seek payments from the Administrator in recognition of the rendering of Administrative Services by the Other Administrator to the Other Programs;

WHEREAS, in consideration for making the Funds' 529 share classes available for purchase through Other Programs, the Funds and the Administrator believe it appropriate for the Funds to pay the Administrative Fee to the Administrator for use by the Administrator in compensating Other Administrators;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

1. ADMINISTRATIVE FEE. In consideration for the rendering of Administration Services by Other Administrators to Other Programs through which the Funds' 529 share classes are offered, each Fund shall pay the Administrator the Administrative Fee, based on the Funds' 529 share classes

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attributable to the Other Programs, which shall be used by the Administrator solely for compensating the Other Administrators for the provision of Administration Services to such Other Programs.

2. OTHER TERMS. The other terms and conditions of the Agreement, to the extent applicable, apply to the Funds and the Administrator in relation to the Administrative Fee arrangement described in Section 1 above.

IN WITNESS WEHREOF, the parties hereto have caused this Addendum to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto attached, as of the date first written above.

                                         ON BEHALF OF THE FUNDS LISTED
                                         ON EXHIBIT A TO THE AGREEMENT



                                         By: JOHN W. BALLEN
                                             -----------------------------------
                                             John W. Ballen
                                             President


                                         MFS FUND DISTRIBUTORS, INC.


                                         By: MARTIN E. BEAULIEU
                                             -----------------------------------
                                             Martin E. Beaulieu
                                             President

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